Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Phillip G. Creek
  Senior Vice President, Chief Financial Officer
  M/I Homes, Inc.
  (614) 418-8011

M/I Homes Reports
New Contracts

Columbus, Ohio (March 24, 2004) - M/I Homes, Inc. (NYSE:MHO) announced today that January and February New Contracts increased 17% over the same period in 2003. New Contracts were 779 versus 663 in the 2003 period. Although the Company’s current practice is to report new contracts on a quarterly basis, this information is being provided in preparation for certain meetings next week.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 56,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; Virginia and Maryland.